Exhibit 3.4 Certificate of Amendment to Articles of Incorporation

                   DEAN HELLER                     Certificate of
                   Secretary of State                 Amendment
[ The Great Seal]                           Pursuant to NRS 78.385 and 78.390
[    of the     ]  202 North Carson Street
[State of Nevada]  Carson City, Nevada 89701-4201
                   (775) 684 5708
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             Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                             - Remit in Duplicate -

1. Name of corporation: JesseLivermore.com Inc.

2. The articles have been amended as follows (provide article numbers, if available):
                        THE NEW NAME OF THE COMPANY IS:

                             STOCK MARKET SOLUTIONS

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: UNANIMOUS. *

4. Officer Signature (Required):
/s/ Richard Smitten   President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.